Exhibit 5(B)

FIRST AMENDMENT TO UNDERWRITING AGREEMENT

This Amendment is made as of this 3rd day of November, 2006 by and by and between CNA INVESTOR SERVICES, INC. (herein called “Company”), an Illinois corporation, and CONTINENTAL ASSURANCE COMPANY SEPARATE ACCOUNT (B) (herein called the “Separate Account”), an Investment Company under the Investment Company Act of 1940.

WITNESSETH

WHEREAS, Company and Separate Account entered into that certain Underwriting Agreement dated as of August 15, 2005 (the “Agreement”); and

WHEREAS, Company and Separate Account mutually desire to further amend the Agreement as set forth herein below.

NOW, THEREFORE, in consideration of the mutual covenants herein set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.	Section 5(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

“The Company shall not receive any compensation for its services hereunder from the Separate Account; however Continental Assurance Company (which already receives certain fees from the Separate Account) shall pay the Company a fee of $5,000 annually on the 1st day of December of each respective year.”

2.	Except as otherwise expressly set forth in this Amendment, all terms and conditions of the Agreement remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by such authorized officers as of the date specified above.

CNA INVESTOR SERVICES, INC.

By:	/s/ Carol Kuntz
Name:	Carol Kuntz
Title:	President

CONTINENTAL ASSURANCE COMPANY SEPARATE ACCOUNT (B)

By:	/s/ Dennis R. Hemme
Name:	Dennis R. Hemme
Title:	Chairman